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                                                                    Exhibit 5.1

                                         March 19, 1999

Domino's, Inc.
Domino's Pizza International, Inc.
30 Frank Lloyd Wright Drive
Ann Arbor, Michigan  48106

     Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

     We have acted as counsel to Domino's, Inc., a Delaware corporation (the "Company"), and Domino's Pizza International, Inc., a Delaware corporation (the "Subsidiary Guarantor"), in connection with (i) the proposed issuance by the Company of up to $275,000,000 aggregate principal amount of its 10 3/8% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Company's outstanding 10 3/8% Senior Subordinated Notes due 2009 (the "Original Notes"), which have not been so registered (the "Exchange Offer") and (ii) the guarantee of the Exchange Notes by each of the Guarantors (as defined below) (the "Guarantees").

     The Exchange Notes will be issued under an Indenture dated as of December 21, 1998 (the "Indenture") among the Company and Domino's Pizza, Inc., Metro Detroit Pizza, Inc., Domino's Franchise Holding Co., Domino's Pizza International Payroll Services, Inc., Domino's Pizza - Government Services Division, Inc. and the Subsidiary Guarantor (collectively, the "Guarantors") and IBJ Whitehall Bank & Trust Company (formerly IBJ Schroder Bank & Trust Company), as indenture trustee. The terms of the Guarantees are contained in the Indenture, and the Guarantees will be issued pursuant to the Indenture.

     We have examined and relied upon the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission relating to the Exchange Offer and the Guarantees and such other documents and records as we have deemed necessary and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. As to questions of fact not independently verified by us, we have relied upon certificates of officers of the Company and the Subsidiary Guarantor, public officials and other appropriate persons.
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Domino's, Inc.                          -2-
Domino's Pizza International, Inc.                                March 19, 1999




     We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts, the corporate laws of the State of Delaware and the federal laws of the United States of America. We call your attention to the fact that each of the Indenture, the Exchange Notes and the Guarantees provides that it is to be governed by and construed in accordance with the internal laws of the State of New York. We are of the opinion that a Massachusetts court or a federal court sitting in Massachusetts would, under conflict of law principles observed by the courts of Massachusetts, give effect to such provisions. For purposes of the opinion expressed herein, we have assumed that each of the Indenture, the Exchange Notes and the Guarantees provides that it is to be governed by would be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts.

     We express no opinion as to whether the Subsidiary Guarantor may guarantee or otherwise become liable for indebtedness incurred by the Company, including, without limitation, indebtedness evidenced by the Exchange Notes, except to the extent the Subsidiary Guarantor may be determined to have benefitted from the incurrence of such indebtedness by the Company, or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are directly or indirectly made available to the Subsidiary Guarantor for its corporate purposes.

     Based upon the foregoing, we are of the opinion that the Exchange Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors or by general principles of equity, regardless of whether applied in proceedings in equity or at law. We are of the further opinion that the Guarantee by the Subsidiary Guarantor has been duly authorized by all requisite corporate action of the Subsidiary Guarantor and, upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantee by the Subsidiary Guarantor which will constitute a valid and binding obligation of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors or by general principles of equity, regardless of whether applied in proceedings in equity or at law.
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Domino's, Inc.                          -3-
Domino's Pizza International, Inc.                                March 19, 1999


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein.

     It is understood that this opinion is to be used only in connection with the Exchange Offer and the Guarantees while the Registration Statement is in effect.

                              Very truly yours,

                              /s/  Ropes & Gray

                              Ropes & Gray